For Immediate Release:	Exhibit 99.1

FELCOR REPORTS 2007 OPERATING RESULTS

IRVING, Texas...February 28, 2008 - FelCor Lodging Trust Incorporated (NYSE: FCH) today reported operating results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter Summary:

•

Exceeded operating expectations for our 49 hotels where renovations had been completed for at least a full quarter. Hotel EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for these hotels exceeded budget by 1.8 percent. This represents a return on capital greater than our 12 percent goal.

•

Increased Revenue per Available Room (“RevPAR”) by 13.9 percent at our 49 hotels where renovations had been completed for at least a full quarter. RevPAR increased 6.2 percent for our 83 consolidated hotels owned the entire quarter.

•

Completed renovations at 12 hotels during the fourth quarter and an additional five hotels in the first two months of 2008. We have now completed renovations at 66 hotels, which comprise 80 percent of the hotels in our portfolio. We expect to complete renovations at 75 hotels by March 31, 2008 and at the remaining hotels by the end of 2008.

•

During the fourth quarter, we had 27 hotels under renovation. While performance continues to be affected by renovation, the amount of disruption during the fourth quarter was lower than any other quarter during 2007.

•

Acquired two upper-upscale destination resorts, the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida and the Renaissance Esmeralda Resort & Spa in Indian Wells, California. These hotels meet our objectives of acquiring upper-upscale hotels in markets with high barriers to entry that offer returns that exceed our weighted average cost of capital.

•	Increased our quarterly common dividend by $0.05 to $0.35 per share.

Fourth Quarter and Year Ended Operating Results:

In the fourth quarter, RevPAR at our 83 consolidated hotels owned the entire quarter, increased 6.2 percent and Average Daily Rate (“ADR”) increased 6.4 percent, compared to the same period in 2006. RevPAR at our 49 hotels where renovations had been completed for at least a full quarter, increased 13.9 percent and ADR increased 6.2 percent, compared to the prior year period. At our 34 hotels where renovations were not complete at September 30, 2007, RevPAR decreased 3.7 percent. This decrease in RevPAR resulted from a 10.0 percent decrease in occupancy and is attributed principally to renovation-related disruptions.

For the full year 2007, RevPAR at our 83 consolidated hotels owned the entire period, increased 3.3 percent and ADR increased 6.5 percent, compared to the same period in 2006.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

“We have nearly completed our renovation program and will soon be back to normal renovation schedules. Overall, the renovation program has been a tremendous success. Based on the performance of the renovated hotels, we are achieving our expected return on capital investment,” said Richard A. Smith, FelCor’s President and Chief Executive Officer. “As a result of our renovation program, our RevPAR growth is expected to be significantly above the industry average in 2008. We expect this trend to continue into 2009 from our hotels where we are completing renovations in late 2007 and 2008 and from our redevelopment projects, despite the anticipated softening in travel demand. Given the uncertain economic environment, our focus will continue to be on the prudent allocation of capital.”

In the fourth quarter our loss from continuing operations was $2.7 million, an improvement of $12.3 million from the same period in 2006. Net loss applicable to common stockholders was $13.0 million, or $0.21 per share, compared to net income applicable to common stockholders of $1.3 million, or $0.02 per share, for the same period in 2006.

For the year, our income from continuing operations was $55.7 million, a $47.1 million increase from the same period in 2006. Net income applicable to common stockholders was $50.3 million, or $0.81 per share, compared to $12.3 million, or $0.20 per share.

In the fourth quarter, Same-Store Funds from Operations (“FFO”) increased to $22.3 million, or $0.35 per share, compared to $15.2 million, or $0.24 per share, for the same period in 2006. Our Adjusted FFO was $21.2 million, a $274,000 increase from the same period in 2006. Adjusted FFO per share was $0.34, an increase of $0.01.

For the year, Same-Store FFO increased to $112.2 million, or $1.77 per share, compared to $89.8 million, or $1.42 per share, for the same period in 2006. Adjusted FFO was $137.2 million, a $12.4 million increase from 2006. Adjusted FFO per share increased to $2.17 for the year, compared to $1.98 in the prior year, an increase of 9.6 percent.

In the fourth quarter, Same-Store EBITDA increased to $59.2 million, compared to $53.1 million for the same period in 2006. Our Adjusted EBITDA (including sold hotels) decreased to $58.8 million in the fourth quarter, compared to $59.0 million for the same period in 2006.

For the year, Same-Store EBITDA increased by $4.4 million, to $259.4 million, or 1.7 percent. Adjusted EBITDA (including sold hotels) decreased $6.1 million, to $285.1 million compared to the same period in 2006.

In the fourth quarter, our Hotel EBITDA increased to $67.3 million, compared to $62.3 million in the same period in 2006. Hotel EBITDA margin was 27.1 percent, representing a 39 basis point increase compared to the same period in 2006.

For the year ended December 31, 2007, Hotel EBITDA increased to $293.7 million, compared to $292.4 million in the same period in 2006, an increase of $1.3 million. Hotel EBITDA margin was 28.8 percent, representing a 68 basis point decrease.

Adjusted FFO, Adjusted EBITDA and net income were impacted by significant disruption related to the renovation of 68 hotels during the year. Adjusted FFO, Adjusted EBITDA and net income (loss) include a gain from the sale of condominium units of $129,000 for the fourth quarter and $18.6 million for the year. Net income includes gains from the sale of hotels of $28.0 million for the year. Prior year net income for the quarter includes gains from the sale of hotels of $25.9 million and

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

impairment losses of $1.3 million, and gains from sale of hotels of $41.2 million and impairment losses of $16.5 million for the full year.

EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO, Same-Store FFO and Adjusted FFO are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page 11 for a reconciliation of each of these measures to our net income (loss) and for information regarding the use, limitations and importance of these non-GAAP financial measures.

Renovation Program Update:

During the fourth quarter, 27 of our hotels were undergoing some form of renovation. We completed major renovations at 12 of our hotels during the quarter, and through February 2008, we completed renovations at an additional five hotels. Since we started our renovation program, we have completed renovations at 66 hotels, which comprise 80 percent of the hotels in our portfolio. We expect to complete renovations at 75 hotels by March 31, 2008 and our remaining hotels by the end of 2008. We had approximately 85,000 room nights out of service in the fourth quarter of 2007 and 450,000 for the full year, which impacted our 2007 EBITDA by approximately $18 million.

We spent $265.9 million on renovations and redevelopment projects at our hotels during 2007, including our pro rata share of joint venture expenditures.

Overall, our hotels where we have completed renovations are exceeding our targeted 12 percent return on the guest impact portion of total capital expenditures. Similarly, during the fourth quarter, RevPAR, Hotel EBITDA and Hotel EBITDA margin exceeded budget for these hotels. For our 49 hotels where renovations had been completed for at least a full quarter, RevPAR increased 13.9 percent for the fourth quarter, compared to the prior year period. For these same hotels, Hotel EBITDA grew 31 percent compared to prior year, which was approximately two percent greater than budget, and Hotel EBTIDA margin grew approximately 400 basis points, compared to prior year, which was approximately 50 basis points greater than budget.

Development:

We continue to progress with the redevelopment and rebranding of our San Francisco - Union Square hotel. Marriott International, Inc. took over management of this hotel in December 2007, and the hotel is currently operating under the name Hotel 480. Upon completion of the project, which we expect to occur by early 2009, the hotel will be rebranded as a Marriott®. Additionally, the 35,000 square foot convention center adjacent to our Myrtle Beach Hilton® Resort opened in January 2008, hosting its first group on January 10, and the addition of a spa at our Embassy Suites Hotel® - Deerfield Beach Resort was completed this month. Our other announced redevelopment project, adding meeting space at our Doubletree Guest Suites® in Dana Point, California, should be completed by April 2008. We are currently in various planning and entitlement stages for our remaining projects.

Our asset management approach includes seeking additional value-added enhancements to our hotels, such as new restaurant concepts and maximizing the use of public area space, which will provide additional EBITDA growth. Two of these recent projects include opening a Ruth’s Chris Steak

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

House at our Atlanta-Buckhead property and converting unused space to meeting rooms at our Ft. Lauderdale hotel.

In the fourth quarter, we recognized a gain of $129,000 on the sale of one unit at our Royale Palms condominium project in Myrtle Beach, South Carolina. During the year 2007, we sold 179 units and recognized a gain on sale of $18.6 million. We have five condominium units remaining to be sold, which we expect to sell on a selective basis to maximize prices.

Capital Structure:

At December 31, 2007, we had $1.5 billion of consolidated debt outstanding with a weighted average life of four years and a weighted average interest rate of 7.2 percent. However, LIBOR has since decreased, resulting in reductions to our weighted average interest expense of nearly 75 basis points. Our cash and cash equivalents totaled approximately $58 million at December 31, 2007.

We refinanced a CMBS loan secured by eight joint-venture hotels that matured in January 2008. The loan amount of $140 million was used principally to repay the existing $87 million loan and a $12 million loan secured by one additional joint-venture hotel. Our pro rata share of the remaining proceeds was used for general corporate purposes. The new loan bears interest of LIBOR plus 175 basis points. We also have a $250 million mortgage loan secured by 12 hotels scheduled to mature in November 2008, on which we have three one-year extension options that we currently expect to exercise. We have no other material debt maturities in 2008.

We increased our quarterly common dividend from $0.30 to $0.35 per share, effective the fourth quarter of 2007.

Acquisitions:

In December 2007, we purchased two upper-upscale destination resorts, the Renaissance® Esmeralda Resort & Spa located in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club located in St. Petersburg, Florida, for a combined purchase price of $225 million. Marriott International, Inc. will continue to manage the properties under long-term management agreements. The two hotels typify our strategy of acquiring upper-upscale hotels in high barrier to entry markets, and to further diversify our portfolio by customer, market and brand. There are opportunities at both hotels to upgrade and enhance the existing facilities, including the spa and pool areas, as well as other redevelopment opportunities (such as maximizing the value of excess land) that would generate greater EBITDA growth.

“We are very pleased with the progress we made in completing our initiatives in 2007 including the renovation and disposition programs and the debt reduction plan. We continue to strengthen our balance sheet capacity and flexibility in a very tough credit market, as evidenced by the amendment to our line of credit, which increased capacity and lowered the interest rate, and the recent successful refinancing of the maturing CMBS loan,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer. “Looking into 2008, we will continue to seek opportunities to improve our portfolio quality through further asset sales and improve our operating margins through our active asset management approach. Our brand-operators are also prepared to implement contingency plans at our hotels, if necessary, to combat a softening in demand.”

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

2008 Guidance:

Our 2008 guidance assumes that our portfolio will increase RevPAR at a significantly higher rate than the industry average.  RevPAR at our 85 consolidated hotels increased 7.4 percent in January 2008, compared to the same period in 2007. The benefits of our renovation program, including achieving the expected returns from our capital investment, are driving the relatively high increase in RevPAR.  Due to slowing economic growth and its potential impact on the hotel industry, we are assuming demand growth will further moderate beyond current levels, resulting in low single-digit RevPAR growth for our markets.  This assumption also accounts for the potential impact on travel demand due to weaknesses in the financial and housing sectors as well as the general economy.  As we complete our remaining renovations, primarily occurring during the first part of the year, and the redevelopment of our Union Square hotel, we will have continued disruption in 2008.  As a result, we currently anticipate:

•	Portfolio RevPAR growth between 6.5 and 8.5 percent for the full year and 4.0 and 5.5 percent for the first quarter;
•	Adjusted EBITDA to be between $293 million and $301 million for the full year and between $69 million and $71 million for the first quarter;
•	Adjusted FFO per share to be between $2.29 and $2.42 for the full year and between $0.48 and $0.51 for the first quarter;
•	Net Income to be between $33 million and $41 million for the full year and between $2 million and $4 million for the first quarter;
•	Hotel EBITDA margins to increase between 50 and 100 basis points for the full year;
•	Capital expenditures including redevelopment projects of $150 million; and
•	Gain of $400,000 from the sale of three Royale Palms condominium units during the year.

Guidance for 2008 assumes the following:

•

RevPAR for our markets is expected to grow between 1.0 and 3.0 percent for the full year. We expect our RevPAR to grow an additional 6.5 percent as we earn the targeted 12 percent return on renovated hotels and recapture displaced business from 2007. This is offset by approximately 1.0 percent of RevPAR, or approximately $8 million of EBITDA, related to disruption in 2008, attributable equally to completing the renovations at 22 hotels and the redevelopment at our Union Square hotel.

•

2007 EBITDA for 85 hotels, of $273 million, is expected to grow 9 percent, or $24 million, based on the mid-point of guidance. 2007 EBITDA for 85 hotels includes $14 million for the acquired Renaissance hotels, and excludes the $19 million gain from the Royale Palms project and $8 million from hotels sold in 2007. The mid-point of our 2008 Same-Store EBITDA guidance assumes the following:

•     Recapturing displaced business from 2007 and the expected returns to be recognized from renovations completed in 2007 of $36 million;

•     Two percent growth in market RevPAR, and a three percent increase in expenses, including above average inflationary increases in Property and State & Franchise Taxes, resulting in EBITDA that is slightly negative to prior year;

•     Disruption of $8 million from completing the remaining renovations; and

•     Decline of $2 million in interest income as a result of smaller cash balances.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

The following table reconciles 2007 Same-Store EBITDA to the mid-point of our anticipated 2008 EBITDA (in millions):

2007 Same-Store EBITDA	$259
2007 EBITDA for the acquired Renaissance hotels	14
2007 EBITDA for 85 hotels	273
2007 renovation returns and disruption recapture	36
Market change	(2)
Interest income	(2)
2008 Disruption	(8)
2008 EBITDA	$297

•	Hotel EBITDA margins in 2007 for 85 hotels was 27.7 percent.
•

Same-Store FFO for 85 hotels is expected to grow between 29 and 37 percent, compared to prior year. This reflects the benefits of our renovation program and a lower weighted average interest rate from a reduction in LIBOR.

The following table reconciles 2007 Same-Store FFO to the mid-point of our anticipated 2008 FFO (in millions):

2007 Same-Store FFO	$112
2007 FFO for the acquired Renaissance hotels	2
2007 FFO for 85 hotels	114
2007 renovation returns and disruption recapture	36
Market change	(2)
Interest income	(2)
2008 Disruption	(8)
Interest expense savings	11
2008 FFO	$149
2008 FFO per share	$2.35

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

FelCor, a real estate investment trust, is the nation’s largest owner of upper-upscale, all-suite hotels. FelCor’s portfolio is comprised of 85 consolidated hotels and resorts, located in 23 states and Canada. FelCor’s portfolio consists mostly of upper upscale hotels, which are flagged under global brands such as Embassy Suites Hotels®, Doubletree®, Hilton®, Renaissance®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current enterprise value of approximately $2.8 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

We invite you to listen to our fourth quarter earnings Conference Call on Friday, February 29, 2008, at 10:00 a.m. (Central Time). The conference call will be Web cast simultaneously via the internet on FelCor’s Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to FelCor’s Web site and click on the conference call microphone icon on either the “Investor Relations” or “FelCor News” pages. A telephonic replay will be available from Friday, February 29, 2008, at 1:00 p.m. (Central Time), through Tuesday, March 4, at 1:00 p.m. (Central Time), by dialing 800-642-1687 (conference ID 35492875). A recording of the call will also be archived and available at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions, operating risks associated with the hotel business, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precautions, the availability of capital, the ability to execute our renovation program on budget in a timely manner, the cyclical nature of the real estate markets, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Stephen A. Schafer, Vice President Strategic Planning & Investor Relations,

(972) 444-4912	sschafer@felcor.com

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Hotel operating revenue:
Room	$197,495	$185,491	$830,978	$809,466
Food and beverage	37,647	34,928	136,793	129,200
Other operating departments	12,887	12,473	51,024	52,293
Other revenue	477	10	3,089	79
Total revenues	248,506	232,902	1,021,884	991,038

Expenses:
Hotel departmental expenses:
Room	50,032	47,690	204,426	199,283
Food and beverage	27,873	25,249	104,086	97,012
Other operating departments	5,397	5,602	20,924	23,436
Other property related costs	67,957	66,168	275,217	270,301
Management and franchise fees	12,790	11,775	53,508	51,237
Taxes, insurance and lease expense	28,872	27,926	121,259	112,052
Abandoned projects	-	33	22	33
Corporate expenses	4,986	4,778	20,718	23,308
Other expenses	1,112	-	2,803	-
Depreciation	30,022	24,483	110,751	94,579
Total operating expenses	229,041	213,704	913,714	871,241

Operating income	19,465	19,198	108,170	119,797
Interest expense, net	(23,755)	(24,021)	(92,489)	(110,867)
Charge-off of deferred financing costs	-	(2,599)	-	(3,562)
Early extinguishment of debt, net	-	(12,033)	-	(12,471)
Gain on swap termination	-	1,715	-	1,715
Income (loss) before equity in income from unconsolidated entities, minority interests and sale of assets	(4,290)	(17,740)	15,681	(5,388)
Equity in income from unconsolidated entities	846	1,829	20,357	11,537
Minority interests	570	867	1,033	2,508
Loss on sale of other assets	-	-	-	(92)
Gain on sale of condominiums	129	-	18,622	-
Income (loss) from continuing operations	(2,745)	(15,044)	55,693	8,565
Discontinued operations	(547)	26,030	33,346	42,480
Net income (loss)	(3,292)	10,986	89,039	51,045
Preferred dividends	(9,679)	(9,691)	(38,713)	(38,713)
Net income (loss) applicable to common stockholders	$(12,971)	$1,295	$50,326	$12,332

Basic per common share data:
Net income (loss) from continuing operations	$(0.20)	$(0.40)	$0.28	$(0.50)
Net income (loss)	$(0.21)	$0.02	$0.82	$0.20
Basic weighted average common shares outstanding	61,649	61,268	61,600	60,734
Diluted per common share data:
Net income (loss) from continuing operations	$(0.20)	$(0.40)	$0.27	$(0.50)
Net income (loss)	$(0.21)	$0.02	$0.81	$0.20
Diluted weighted average common shares outstanding	61,649	61,268	61,897	60,734
Cash dividends declared on common stock	$0.35	$0.25	$1.20	$0.80

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Discontinued Operations

(in thousands)

Discontinued operations include the results of operations of 11 hotels sold in 2007 and 31 hotels sold in 2006. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating revenue	$-	$32,268	$26,522	$204,494
Operating expenses	(59)	(31,891)	(18,430)	(200,958)
Operating income (loss)	(59)	377	8,092	3,536
Interest expense, net	-	(259)	(14)	(1,206)
Gain (loss) on sale of hotels, net of income tax	(500)	25,902	27,988	41,222
Gain on sale of land	-	1,958	-	1,958
Debt extinguishment	-	(1,071)	(902)	(1,311)
Minority interests	12	(877)	(1,818)	(1,719)
Income (loss) from discontinued operations	(547)	26,030	33,346	42,480
Depreciation and amortization, net of minority interests	-	2,548	14	15,451
Minority interest in FelCor LP	(12)	569	724	903
Interest expense, net of minority interests	-	241	27	1,168
EBITDA from discontinued operations	(559)	29,388	34,111	60,002
Loss (gain) on sale of hotels, net of income tax and minority interests	500	(25,902)	(27,330)	(40,650)
Impairment loss, net of minority interests	-	1,332	-	15,547
Charges related to early extinguishment of debt, net of minority interests	-	1,069	811	1,285
Abandoned projects	-	79	-	79
Adjusted EBITDA from discontinued operations	$(59)	$5,966	$7,592	$36,263

Selected Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2007	2006
Investment in hotels	$3,094,521	$2,656,571
Accumulated depreciation	(694,464)	(612,286)
Investments in hotels, net of accumulated depreciation	$2,400,057	$2,044,285

Total cash and cash equivalents	$57,609	$124,179
Total assets	$2,683,835	$2,583,249
Total debt	$1,475,607	$1,369,153
Total stockholders’ equity	$1,006,914	$1,010,931

At December 31, 2007, we had an aggregate of 62,707,499 shares of FelCor common stock and 1,353,771 limited partnership units of FelCor Lodging Limited Partnership outstanding.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Debt Summary

(dollars in thousands)

	Encumbered	Interest Rate at	Maturity	Consolidated
	Hotels	December 31, 2007	Date	Debt
Line of credit(a)	none	L + 0.80	August 2011	$-
Senior term notes	none	8.50(b)	June 2011	299,163
Senior term notes	none	L + 1.875	December 2011	215,000
Other	none	L + 0.40	March 2008	8,350
Total line of credit and senior debt(c)		7.65		522,513

Mortgage debt	12 hotels	L + 0.93(d)	November 2008(e)	250,000
Mortgage debt	7 hotels	6.57	June 2009-2014	89,087
Mortgage debt	7 hotels	7.32	March 2009	120,827
Mortgage debt	8 hotels	8.70	May 2010	165,981
Mortgage debt	6 hotels	8.73	May 2010	119,568
Mortgage debt	2 hotels	L + 1.55(f)	May 2009(g)	175,980
Mortgage debt	1 hotel	L + 2.85	August 2008	15,500
Mortgage debt	1 hotel	5.81	July 2016	12,509
Other	1 hotel	9.17	August 2011	3,642
Total mortgage debt(c)	45 hotels	6.99		953,094
Total		7.22%		$1,475,607

(a)

We have a borrowing capacity of $250 million on our line of credit. The interest on this line can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement.

(b)	The interest rate on these senior notes will increase to 9.0% if the credit rating on our senior debt is downgraded by Moody’s to B1 and Standard & Poor’s rating remains below BB-.
(c)	Interest rates are calculated based on the weighted average debt outstanding at December 31, 2007.
(d)	We have purchased an interest rate cap for this notional amount with a cap rate of 7.8% that expires in November 2008.
(e)	This loan has three one-year extension options that permit the maturity to be extended to 2011, at our option.
(f)	We have purchased interest rate caps for $177 million aggregate notional amounts with cap rates of 6.25% which expire in May 2009.
(g)	These loans have three one-year extension options that permit the maturity to be extended to 2012, at our option.

Debt Statistics at December 31, 2007

Weighted average interest	7.22%
Fixed interest rate debt to total debt	54.9%
Weighted average maturity of debt	4 years
Mortgage debt to total assets	35.5%

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Non-GAAP Financial Measures

We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, Adjusted FFO per share, Same-Store FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

Reconciliation of Net Income (Loss) to FFO, Adjusted FFO and Same-Store FFO

(in thousands, except per share and unit data)

	Three Months Ended December 31,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income (loss)	$(3,292)			$10,986
Preferred dividends	(9,679)			(9,691)
Net income (loss) applicable to common stockholders	(12,971)	61,649	$(0.21)	1,295	61,268	$0.02
Depreciation, continuing operations	30,022	-	0.49	24,483	-	0.40
Depreciation, unconsolidated entities and discontinued operations	3,465	-	0.06	5,533	-	0.09
Loss (gain) on sale of hotels, net of income tax and minority interests	500	-	0.01	(25,902)	-	(0.43)
Minority interest in FelCor LP	(281)	1,354	(0.02)	28	1,355	0.01
Conversion of options and unvested restricted stock	-	341	-	-	371	-
FFO	20,735	63,344	0.33	5,437	62,994	0.09
Impairment loss, net of minority interests	-	-	-	1,332	-	0.02
Abandoned projects	-	-	-	112	-	-
Charges related to early extinguishment of debt, net of minority interests	-	-	-	15,786	-	0.25
Gain on swap termination	-	-	-	(1,715)	-	(0.03)
Conversion costs(a)	491	-	0.01	-	-	-
Adjusted FFO	21,226	63,344	0.34	20,952	62,994	0.33
Adjusted FFO from discontinued operations and acquired hotels	1,154	-	0.01	(5,728)	-	(0.09)
Gain on sale of condominiums	(129)	-	-	-	-	-
Same-Store FFO	$22,251	63,344	$0.35	$15,224	62,994	$0.24

(a)	These costs relate to the conversion of our Hotel 480 Union Square in San Francisco to a Marriott. The conversion is expected to be complete by early 2009.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Reconciliation of Net Income to FFO, Adjusted FFO and Same-Store FFO

(in thousands, except per share and unit data)

	Year Ended December 31,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income	$89,039			$51,045
Preferred dividends	(38,713)			(38,713)
Net income applicable to common stockholders	50,326	61,897	$0.81	12,332	60,734	$0.20
Depreciation, continuing operations	110,751	-	1.79	94,579	-	1.56
Depreciation, unconsolidated entities and discontinued operations	12,071	-	0.20	26,911	-	0.44
Gain on sale of hotels, net of income tax and minority interests	(27,330)	-	(0.44)	(40,650)	-	(0.67)
Gain on sale of hotels in unconsolidated entities	(10,993)	-	(0.18)	-	-	-
Minority interest in FelCor LP	1,094	1,354	(0.03)	279	1,864	(0.04)
Conversion of options and unvested restricted stock	-	-	-	-	327	-
FFO	135,919	63,251	2.15	93,451	62,925	1.49
Impairment loss, net of minority interests	-	-	-	15,547	-	0.24
Abandoned projects	22	-	-	112	-	-
Charges related to early extinguishment of debt, net of minority interests	811	-	0.01	17,472	-	0.28
Gain on swap termination	-	-	-	(1,715)	-	(0.03)
Conversion costs(a)	491	-	0.01	-	-	-
Adjusted FFO	137,243	63,251	2.17	124,867	62,925	1.98
Adjusted FFO from discontinued operations and acquired hotels	(6,470)	-	(0.11)	(35,111)	-	(0.55)
Gain on sale of condominiums	(18,622)	-	(0.29)	-	-	-
Same-Store FFO	$112,151	63,251	$1.77	$89,756	62,925	$1.43

(a)	These costs relate to the conversion of our Hotel 480 Union Square in San Francisco to a Marriott. The conversion is expected to be complete by early 2009.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Same-Store EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$(3,292)	$10,986	$89,039	$51,045
Depreciation, continuing operations	30,022	24,483	110,751	94,579
Depreciation, unconsolidated entities and discontinued operations	3,465	5,533	12,071	26,911
Minority interest in FelCor Lodging LP	(281)	28	1,094	279
Interest expense	25,318	25,538	98,929	114,909
Interest expense, unconsolidated entities and discontinued operations	1,417	2,104	5,987	7,657
Amortization expense	1,127	741	4,255	5,080
EBITDA	57,776	69,413	322,126	300,460
Loss (gain) on sale of hotels, net of income tax and minority interests	500	(25,902)	(27,330)	(40,650)
Gain on sale of hotels in unconsolidated entities	-	-	(10,993)	-
Impairment loss, discontinued operations	-	1,332	-	15,547
Abandoned projects	-	112	22	112
Charges related to debt extinguishment, net of minority interests	-	15,786	811	17,472
Gain on swap termination	-	(1,715)	-	(1,715)
Conversion costs(a)	491	-	491	-
Adjusted EBITDA	58,767	59,026	285,127	291,226
Adjusted EBITDA from discontinued operations and acquired hotels	552	(5,966)	(7,099)	(36,263)
Gain on sale of condominiums	(129)	-	(18,622)	-
Same-Store EBITDA	$59,190	$53,060	$259,406	$254,963

(a)	These costs relate to the conversion of our Hotel 480 Union Square in San Francisco to a Marriott. The conversion is expected to be complete by early 2009.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Reconciliation of Adjusted EBITDA to Hotel EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Adjusted EBITDA	$58,767	$59,026	$285,127	$291,226
Other revenue	(477)	(10)	(3,089)	(79)
Adjusted EBITDA from discontinued operations	59	(5,966)	(7,592)	(36,263)
Equity in income from unconsolidated subsidiaries (excluding interest and depreciation expense)	(6,233)	(7,139)	(29,095)	(31,309)
Minority interest in other partnerships (excluding interest and depreciation expense)	203	51	311	(215)
Consolidated hotel lease expense	13,923	15,190	61,652	61,054
Unconsolidated taxes, insurance and lease expense	(1,726)	(1,377)	(7,314)	(6,273)
Interest income	(1,563)	(1,517)	(6,440)	(4,042)
Other expenses	622	-	2,312	-
Corporate expenses (excluding amortization expense)	3,859	4,037	16,463	18,228
Loss on sale of other assets	-	-	-	92
Gain on sale of condominiums	(129)	-	(18,622)	-
Hotel EBITDA	$67,305	$62,295	$293,713	$292,419

Reconciliation of Net Income (Loss) to Hotel EBITDA

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$(3,292)	$10,986	$89,039	$51,045
Discontinued operations	547	(26,030)	(33,346)	(42,480)
Equity in income from unconsolidated entities	(846)	(1,829)	(20,357)	(11,537)
Minority interests	(570)	(867)	(1,033)	(2,508)
Consolidated hotel lease expense	13,923	15,190	61,652	61,054
Unconsolidated taxes, insurance and lease expense	(1,726)	(1,377)	(7,314)	(6,273)
Interest expense, net	23,755	24,021	92,489	110,867
Charges related to debt extinguishment	-	14,632	-	16,033
Gain on swap termination	-	(1,715)	-	(1,715)
Corporate expenses	4,986	4,778	20,718	23,308
Depreciation	30,022	24,483	110,751	94,579
Other expenses	1,112	-	2,803	-
Abandoned projects	-	33	22	33
Loss on sale of other assets	-	-	-	92
Gain on sale of condominiums	(129)	-	(18,622)	-
Other revenue	(477)	(10)	(3,089)	(79)
Hotel EBITDA	$67,305	$62,295	$293,713	$292,419

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Hotel Operating Revenue and Hotel EBITDA Margin

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Total revenue	$248,506	$232,902	$1,021,884	$991,038
Retail space rental and other revenue	(477)	(10)	(3,089)	(79)
Hotel operating revenue	248,029	232,892	1,018,795	990,959
Hotel operating expenses	(180,724)	(170,597)	(725,082)	(698,540)
Hotel EBITDA	$67,305	$62,295	$293,713	$292,419
Hotel EBITDA margin	27.1%	26.7%	28.8%	29.5%

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel EBITDA Margin

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Ratio of operating income to total revenue	7.8%	8.2%	10.6%	12.1%
Other revenue	(0.2)	-	(0.3)	-
Unconsolidated taxes, insurance and lease expense	(0.7)	(0.6)	(0.7)	(0.6)
Consolidated hotel lease expense	5.6	6.5	6.1	6.2
Other expenses	0.5	-	0.2	-
Corporate expenses	2.0	2.1	2.0	2.3
Depreciation	12.1	10.5	10.9	9.5
Hotel EBITDA margin	27.1%	26.7%	28.8%	29.5%

Hotel Operating Expense Composition

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Reconciliation of total operating expenses to hotel operating expenses:
Total operating expenses	$229,041	$213,704	$913,714	$871,241
Unconsolidated taxes, insurance and lease expense	1,726	1,377	7,314	6,273
Consolidated hotel lease expense	(13,923)	(15,190)	(61,652)	(61,054)
Corporate expenses	(4,986)	(4,778)	(20,718)	(23,308)
Other expenses	(1,112)	-	(2,803)	-
Abandoned projects	-	(33)	(22)	(33)
Depreciation	(30,022)	(24,483)	(110,751)	(94,579)
Hotel operating expenses	$180,724	$170,597	$725,082	$698,540

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Reconciliation of Forecasted Net Income to Forecasted FFO, Adjusted FFO, EBITDA

and Adjusted EBITDA

(in millions, except per share and unit data)

	First Quarter 2008 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$2		$4
Preferred dividends	(10)		(10)
Net income (loss) applicable to common stockholders	(8)	$(0.12)	(6)	$(0.10)
Depreciation	39		39
Minority interest in FelCor LP	-		-
FFO and Adjusted FFO	$31	$0.48	$33	$0.51
			4
Net income	$2		$4
Depreciation	39		39
Interest expense	27		27
Amortization expense	1		1
Adjusted EBITDA	$69		$71

(a)	Weighted average shares and units are 63.4 million.

	Full Year 2008 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$33		$41
Preferred dividends	(39)		(39)
Net income (loss) applicable to common stockholders	(6)	$(0.10)	2	$0.03
Depreciation	151		151
Minority interest in FelCor LP	-		-
FFO and Adjusted FFO	$145	$2.29	$153	$2.42

Net income	$33		$41
Depreciation	151		151
Interest expense	103		103
Amortization expense	6		6
Adjusted EBITDA	$293		$301

(a)	Weighted average shares and units are 63.4 million.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

                Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, Same-Store FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA

We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items such as those described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Same-Store FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•

Gains and losses related to early extinguishment of debt and interest rate swaps – We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

•

Impairment losses – We exclude the effect of impairment losses and gains or losses on disposition of assets in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges and gains or losses on disposition of assets represent accelerated depreciation, or excess depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

•	Cumulative effect of a change in accounting principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of assets because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

To derive Same-Store FFO, we make the same adjustments to FFO as for Adjusted FFO and additionally, exclude FFO from discontinued operations, FFO from hotels acquired during the most recent year, and gains and losses from the disposition of non-depreciable assets. To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations, EBITDA from hotels acquired during the most recent year, and gains and losses from the disposition of non-depreciable assets.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, these measures facilitate comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information with respect to the ongoing operating performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization, even though they are property-level expenses, because we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminish predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.

-more-

FelCor Lodging Trust 2007 Operating Results

February 28, 2008

Limitations of Non-GAAP Measures

The use of these non-GAAP financial measures has certain limitations. FFO, Adjusted FFO, Same-Store FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, Adjusted FFO, Same-Store FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and interest or capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, Adjusted FFO, Adjusted FFO per share, Same-Store FFO, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. Adjusted FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, Same-Store FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on any single financial measure.

###